Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
FIRST QUARTER 2017 RESULTS

•	Revenue of $111 million, up 3% sequentially from the fourth quarter 2016

•	U.S. onshore revenues up 16% sequentially

•	Strong growth in West Africa and Latin America drove International segment revenues higher 2% sequentially

May 2, 2017 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today reported revenues of $110.7 million and net loss of $26.7 million, or $0.12 per share, for the three months ended March 31, 2017. Adjusted EBITDA for the quarter was $1.5 million or 1.4% of revenue.

“The increase in U.S. onshore rig activity continues to benefit our U.S. Services and Blackhawk segments, and our International business is beginning to show signs of improvement,” said Douglas Stephens, the Company’s President and Chief Executive Officer.

“We still face headwinds in our U.S. offshore and Tubulars Sales businesses as decreased activity and lower prices for our services persist. However, we remain diligent in evaluating and identifying opportunities to lower our costs and expand our products and services to underrepresented markets to offset some of these declines.”

“We also maintain a strong balance sheet that we believe will offer us the flexibility to broaden our well construction offering through acquisitions and grow our revenue per rig potential. As we progress through 2017, we are focused on providing our customers with safe, quality and reliable service and positioning the Company for a return to sustained profitability and cash flow in the eventual market recovery.”

First Quarter 2017 Results

•	Revenue was $110.7 million, up 2.5% compared to the fourth quarter of 2016, and down 27.9% compared to the first quarter of 2016.

◦	International Services revenue was $46.6 million, up 1.8% compared to the fourth quarter of 2016, and down 43.9% year-over-year

◦	U.S. Services revenue was $31.0 million, down 5.8% compared to the fourth quarter of 2016, and down 36.5% year-over-year

◦	Tubular Sales revenue was $16.9 million, down 12.5% compared to the fourth quarter of 2016, and down 21.7% year-over-year

◦	Blackhawk revenue was $16.2 million, up 62.4% compared to the full months of November and December 2016

•	Cash flow used in operations was $9.4 million for the first quarter 2017

Adjusted EBITDA, adjusted EBITDA margin, and segment adjusted EBITDA, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Segment Results

International Services
International Services revenue was $46.6 million in the first quarter of 2017, up 1.8% compared to the fourth quarter of 2016, and down 43.9% compared to the first quarter of 2016. Sequential results were impacted by increased work scope in West Africa and increased activity in Latin America and Canada, partially offset by delays in the commencement of certain projects in the Asia Pacific and Middle East regions.

Segment adjusted EBITDA for the first quarter of 2017 of $5.3 million, or 11.3% of revenue, was up 249.4% compared to the fourth quarter of 2016, and down 83.2% compared to the first quarter of 2016. Adjusted EBITDA increased sequentially due to higher West Africa revenues and lower costs in the segment.

U.S. Services
U.S. Services revenue was $31.0 million in the first quarter of 2017, down 5.8% compared to the fourth quarter of 2016, and down 36.5% compared to the first quarter of 2016.

For the first quarter, onshore revenue within the U.S. Services segment of $11.2 million was up 16.3% compared to the fourth quarter of 2016, and up 4.8% compared to the first quarter of 2016. Sequential and year-over-year revenue increases were a result of increased rig activity and improved pricing of services.

Offshore revenue within the U.S. Services segment of $19.8 million for the first quarter was down 15.0% compared to the fourth quarter of 2016, and down 48.1% compared to the first quarter of 2016. Revenue decreased year-over-year and sequentially due to a decline in working rig count activity and lost work from aggressive competitive pricing.

Segment adjusted EBITDA for the first quarter was a loss of $7.2 million, down $9.2 million from the fourth quarter 2016. Adjusted EBITDA was lower due to fewer one-time benefits from the previous quarter, one-time employee healthcare claims expense in the first quarter and loss of high margin offshore work in the Gulf of Mexico.

Tubular Sales
Tubular Sales revenue was $16.9 million in the first quarter of 2017, down 12.5% compared to the fourth quarter of 2016, and down 21.7% compared to the first quarter of 2016. Revenue experienced declines from lower Gulf of Mexico volumes due to decreased demand.

Segment adjusted EBITDA for the first quarter was $2.3 million, or 13.3% of revenue. Adjusted EBITDA and adjusted EBTIDA margin were higher due to lower realized costs from actions taken in 2016.

Blackhawk
Blackhawk revenue for the first quarter of 2017 was $16.2 million compared to $10.0 million for the full months of November and December 2016. Segment adjusted EBITDA for the quarter was $1.2 million or 7.5% of revenue.

Offshore revenue during the quarter was $9.5 million and onshore revenue was $6.7 million for the first quarter 2017. Additionally, the Blackhawk onshore business reported record revenues for product sales during the first quarter of 2017.

Reclassifications

Effective January 1, 2017, the Company changed the classification of certain direct and indirect costs previously classified and reported as general and administrative (“G&A”) expenses to cost of revenues (“COR”). The change will better reflect management’s philosophy in assessing performance and allocating resources, as well as improve comparability to the Company’s peer group. The reclassification of COR and G&A expenses has no net impact to the condensed consolidated statements of income or to total segment reporting and has been reflected retrospectively for all periods present in this release as well as the Company’s Quarterly Report on Form 10-Q to be filed with the SEC.

In addition, previously reported adjusted EBITDA for the three months ended March 31, 2016 has been adjusted for employee stock purchase plan expense and matters related to the investigation announced in June 2016 and further described in our public filings. Management believes removing the effect of these items allows for better comparability across periods.

Capital Expenditures and Liquidity

Capital expenditures were $11.7 million for the first quarter of 2017. The Company’s consolidated cash balance at March 31, 2017 was $283.9 million compared to $319.5 million at December 31, 2016. As of March 31, 2017, the company had no outstanding indebtedness and $3.6 million in letters of credit outstanding under its $100 million credit facility.

Dividends and Share Repurchase Program

The Company expects that its Board of Managing Directors (the “Management Board”), with the approval from the Board of Supervisory Directors of the Company (the “Supervisory Board”, and jointly with the Management Board, the “Boards”) will, at the next scheduled meeting of the Supervisory Board on May 19, 2017, declare a cash dividend of $0.075 per share (subject to applicable Dutch dividend withholding tax) to all common stockholders of record as of June 2, 2017, and with a payment date on June 16, 2017, as part of its regular quarterly cash dividend program. As customary, any declaration and payment of dividends are subject to the determination by the Boards and no assurances can be given that any such dividend will be declared as expected.

Conference Call

The Company will host a conference call to discuss first quarter results on Tuesday, May 2, 2017 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 44788866. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 44788866. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, which have declined significantly in recent periods, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that has been filed with the SEC and in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,000 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP, adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of adjusted earnings (loss) per share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines adjusted earnings (loss) per share as earnings (loss) per share before severance and other charges, net of tax and merger and acquisition costs, net of tax. The Company defines adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss, equity-based compensation, other non-cash adjustments and unusual charges. The Company uses adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax rates). The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contact:
Blake Holcomb - Director, Investor Relations and Communications
blake.holcomb@franksintl.com
713-231-2463

FRANK'S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Revenues:
Equipment rentals and services	$86,322	$85,237	$131,257
Products	24,409	22,748	22,229
Total revenue	110,731	107,985	153,486

Operating expenses:
Cost of revenues, exclusive of depreciation and amortization
Equipment rentals and services (1)	57,107	56,687	68,349
Products (1)	16,845	19,170	15,491
General and administrative expenses (1)	42,725	33,301	43,242
Depreciation and amortization	31,099	29,937	29,450
Severance and other charges	1,037	27,548	606
(Gain) loss on sale of assets	(1,472)	2,212	(770)
Operating loss	(36,610)	(60,870)	(2,882)

Other income (expense):
Other income (expense)	134	2,025	(497)
Interest income, net	398	1,023	206
Mergers and acquisition expense	(449)	(13,784)	—
Foreign currency gain (loss)	746	(4,912)	(41)
Total other income (expense)	829	(15,648)	(332)

Loss before income tax benefit	(35,781)	(76,518)	(3,214)
Income tax benefit	(9,118)	(10,332)	(806)
Net loss	(26,663)	(66,186)	(2,408)
Net loss attributable to noncontrolling interest	—	—	(1,636)
Net loss available to Frank's International N.V. common shareholders	$(26,663)	$(66,186)	$(772)

Loss per common share:
Basic	$(0.12)	$(0.30)	$—
Diluted	$(0.12)	$(0.30)	$—

Weighted average common shares outstanding:
Basic	222,564	218,066	155,244
Diluted	222,564	218,066	155,244

(1)
For the three months ended December 31, 2016, $10,738 and $2,727 have been reclassified from general and administrative expenses to equipment rentals and services and products, respectively. For the three months ended March 31, 2016, $12,548 and $3,162 have been reclassified from general and administrative expenses to equipment rentals and services and products, respectively. The reclassifications better reflect managements' philosophy on assessing performance and allocating resources, as well as improve comparability to the Company's peer group.

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Revenue
International Services	$46,610	$45,767	$83,063
U.S. Services	30,966	32,872	48,779
Tubular Sales	16,945	19,364	21,644
Blackhawk	16,210	9,982	—
Total	$110,731	$107,985	$153,486

Segment Adjusted EBITDA:
International Services	$5,286	$1,513	$31,379
U.S. Services (1)	(7,215)	2,005	2,730
Tubular Sales	2,254	398	(446)
Blackhawk	1,211	1,038	—
Total	1,536	4,954	33,663

(1)
Amounts previously reported as Corporate and other of $117 and $21 for the three months ended December 31, 2016 and March 31, 2016, respectively, have been reclassified to U.S. Services to conform to the current presentation. Adjusted EBITDA for the three months ended March 31, 2016 differs from the previously reported due to the inclusion of amounts related to investigation-related matters ($1,890) and employee stock purchase plan expense ($104).

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Revenue	$110,731	$107,985	$153,486

Net loss	$(26,663)	$(66,186)	$(2,408)
Interest income, net	(398)	(1,023)	(206)
Depreciation and amortization	31,099	29,937	29,450
Income tax benefit	(9,118)	(10,332)	(806)
(Gain) loss on sale of assets	(1,472)	2,212	(770)
Foreign currency (gain) loss	(746)	4,912	41
Charges and credits (1)	8,834	45,434	8,362
Adjusted EBITDA	$1,536	$4,954	$33,663
Adjusted EBITDA margin	1.4%	4.6%	21.9%

(1)
Comprised of Equity-based compensation expense (for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 : $5,701, $3,622 and $4,208, respectively), Mergers and acquisition expense (for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 : $449, $13,784 and none, respectively), Severance and other charges (for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 : $1,037, $27,548 and $606, respectively), Unrealized and realized (gains) losses (for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 : $608, $(863) and $1,658, respectively) and investigation-related matters (for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 : $1,039, $1,343 and $1,890, respectively).

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Segment Adjusted EBITDA:
International Services	$5,286	$1,513	$31,379
U.S. Services (1)	(7,215)	2,005	2,730
Tubular Sales	2,254	398	(446)
Blackhawk	1,211	1,038	—
	1,536	4,954	33,663
Interest income, net	398	1,023	206
Depreciation and amortization	(31,099)	(29,937)	(29,450)
Income tax benefit	9,118	10,332	806
Gain (loss) on sale of assets	1,472	(2,212)	770
Foreign currency gain (loss)	746	(4,912)	(41)
Charges and credits (2)	(8,834)	(45,434)	(8,362)
Net loss	$(26,663)	$(66,186)	$(2,408)

(1)
Amounts previously reported as Corporate and other of $117 and $21 for the three months ended December 31, 2016 and March 31, 2016, respectively, have been reclassified to U.S. Services to conform to the current presentation. Adjusted EBITDA for the three months ended March 31, 2016 differs from the previously reported due to the inclusion of amounts related to investigation-related matters ($1,890) and employee stock purchase plan expense ($104).

(2)
Comprised of Equity-based compensation expense (for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 : $5,701, $3,622 and $4,208, respectively), Mergers and acquisition expense (for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 : $449, $13,784 and none, respectively), Severance and other charges (for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 : $1,037, $27,548 and $606, respectively), Unrealized and realized gains (losses) (for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 : $(608), $863 and $(1,658), respectively) and investigation-related matters (for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 : $1,039, $1,343 and $1,890, respectively).

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS AND ADJUSTED LOSS PER DILUTED SHARE

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Diluted net loss available to common shareholders	$(26,663)	$(66,186)	$(772)
Severance and other charges (net of tax)	731	17,166	597
Mergers and acquisition expense (net of tax)	254	9,754	—
Diluted net loss available to common shareholders	$(25,678)	$(39,266)	$(175)

Loss per diluted share	$(0.12)	$(0.30)	$—
Severance and other charges (net of tax)	—	0.08	—
Mergers and acquisition expense (net of tax)	—	0.04	—
Loss per diluted share excluding certain items	$(0.12)	$(0.18)	$—

FRANK'S INTERNATIONAL N.V.
LOSS PER SHARE CALCULATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Numerator - Basic
Net loss	$(26,663)	$(66,186)	$(2,408)
Less: Net loss attributable to noncontrolling interest	—	—	1,636
Net loss available to common shareholders	$(26,663)	$(66,186)	$(772)
Numerator - Diluted
Diluted net loss available to common shareholders	$(26,663)	$(66,186)	$(772)
Denominator
Basic weighted average common shares	222,564	218,066	155,244
Diluted weighted average common shares (1)	222,564	218,066	155,244
Loss per common share:
Basic	$(0.12)	$(0.30)	$—
Diluted	$(0.12)	$(0.30)	$—

(1)	Approximate number of shares of potentially convertible preferred stock to common stock up until the time of conversion on August 26, 2016, unvested restricted stock units and stock to be issued pursuant to the employee stock purchase plan have been excluded from the computation of diluted loss per share as the effect would be anti-dilutive when the results from operations are at a net loss.	799	656	54,444

FRANK'S INTERNATIONAL N.V.
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	March 31,	December 31,
	2017	2016
Cash and cash equivalents	$283,940	$319,526
Working capital	513,186	540,670
Property, plant and equipment, net	548,559	567,024
Total assets	1,541,554	1,588,061
Total debt	202	276
Total equity	1,272,543	1,311,319

	Three Months Ended
	March 31,
	2017	2016
Net cash (used in) provided by operating activities	$(9,435)	$46,163
Net cash used in investing activities	(7,244)	(7,823)
Net cash used in financing activities	(18,047)	(31,194)
	(34,726)	7,146
Effect of exchange rate changes on cash	(860)	(707)
Net increase (decrease) in cash and cash equivalents	$(35,586)	$6,439

Capital expenditures	$11,720	$8,268